UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 1, 2015
XL GROUP
Public Limited Company
(Exact name of registrant as specified in its charter)

Ireland	1-10804	98-0665416
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

XL House, 8 St. Stephen's Green, Dublin, Ireland	2
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: +353 (1) 400-5500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.Completion of Acquisition or Disposition of Assets.
On May 1, 2015, XL Group plc (“XL”) completed its acquisition (the “Acquisition”) of the entire issued share capital of Catlin Group Limited (“Catlin”) as contemplated by that certain Implementation Agreement, dated January 9, 2015 (the “Implementation Agreement”), by and among XL, Green Holdings Limited, a direct, wholly-owned subsidiary of XL (“XL Sub”), and Catlin.
Pursuant to the terms of the Implementation Agreement and the circular published by Catlin on April 2, 2015, containing the detailed terms of, inter alia, the Scheme (as defined below), XL acquired each common share of Catlin, par value $0.01 per share (“Catlin Shares”), for consideration per Catlin Share (the “Acquisition Consideration”) equal to 388 pence in cash and 0.130 of an XL ordinary share, par value $0.01 per share (“XL Shares”), subject to the mix and match facility set forth in the Implementation Agreement.
XL issued approximately 49.9 million XL Shares and paid approximately £1.49 billion in cash to the holders of Catlin Shares as Acquisition Consideration pursuant to the terms of the Scheme.
Pursuant to the terms of the Implementation Agreement, the Acquisition was implemented by way of a scheme of arrangement (the “Scheme”) under Section 99 of the Companies Act 1981 of Bermuda, as amended (the “Companies Act”), and sanctioned by the Supreme Court of Bermuda (the “Court”), immediately after which Catlin was merged with and into XL Sub under Section 104H of the Companies Act, with XL Sub as the surviving company. The XL Shares issued in connection with the Acquisition were issued in reliance upon an exemption from registration under U.S. federal securities laws provided by Section 3(a)(10) of the Securities Act of 1933, as amended (the “Securities Act”).
The foregoing description of the Implementation Agreement is qualified in its entirety by reference to the full text of the Implementation Agreement, a copy of which is attached as Exhibit 2.1 to XL’s current report on Form 8-K filed on January 9, 2015 and incorporated by reference herein.
A copy of the XL press release dated May 1, 2015 announcing the completion of the Acquisition is attached hereto as Exhibit 99.1 and incorporated by reference herein.
Item 3.02.     Unregistered Sales of Equity Securities.
On April 29, 2015, the Court issued a final order approving the Scheme.
On May 1, 2015, XL issued approximately 49.9 million XL Shares to the shareholders of Catlin in connection with the consummation of the Acquisition. The XL Shares were issued in reliance upon an exemption from registration under U.S. federal securities laws provided by Section 3(a)(10) of the Securities Act.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d)    In connection with the Acquisition, and effective as of May 1, 2015, former Catlin Director and Chief Executive Officer, Stephen Catlin, was appointed to the XL Board of Directors. Mr. Catlin has been appointed as a Class III Director with a term expiring at the at the Company’s 2016 annual general meeting of shareholders. Accordingly, he will be nominated for election at the Company’s 2016 annual general meeting of shareholders. Mr. Catlin will also serve as Executive Deputy Chairman.
All other directors and the secretary of XL have entered into indemnification agreements with XLIT Ltd. substantially in the form attached as Exhibit 10.1 to XL’s Form 8-K12B filed on July 1, 2010; accordingly, Mr. Catlin entered into such an indemnification agreement effective May 1, 2015.
With effect from May 1, 2015, Mr. Catlin will be employed by XL pursuant to a Service Agreement in accordance with which he will be entitled to a base salary of $1 million. He will be eligible to participate in XL’s discretionary Annual Incentive Plan (the “AIP”) and Long Term Incentive Plan (the “LTIP”), subject to and in accordance with the rules of the relevant plans. Under the AIP, he will be eligible to receive a target annual, discretionary cash bonus of two hundred percent of base salary, based on individual achievement, functional unit and corporate results. The aggregate annual long-term target value of the awards expected to be made to him under the LTIP is $4.5 million, with vesting subject to customary conditions including the achievement of performance targets measured over a three-year period. Pursuant to his Service Agreement, Mr. Catlin is entitled to participate in all employee benefit programs as are in effect from time to time and in which similarly situated senior Bermuda-based XL executives are eligible to participate. Mr. Catlin’s Service Agreement is terminable by either party on six months’ written notice. He will be eligible to participate in XL’s Executive Severance Plan and bound by one year post-termination restrictions on competition and solicitation of customers and employees.
As a shareholder of Catlin, Mr. Catlin received Acquisition Consideration in respect of his Catlin Shares.
Item 9.01.    Financial Statements and Exhibits.

(a)      Financial Statements of Businesses Acquired.

In accordance with paragraph 9.01(a)(4) of Form 8-K, XL filed the financial statements required in Item 9.01(a) as Exhibit 99.1 to XL’s current report on Form 8-K filed on March 19, 2015, and which is incorporated by reference herein.

(b)      Pro Forma Financial Information.

In accordance with paragraph 9.01(b)(2) of Form 8-K, XL will file an amendment to this current report on Form 8-K containing the financial statements required in Item 9.01(b) within the required seventy-one calendar days from the date that the initial current report on Form 8-K was required to be filed in connection with the Acquisition.

(d)     Exhibits.

Exhibit No.	Description
99.1	Press Release ("XL Group plc Announces Completion of Catlin Group Limited Acquisition"), dated May 1, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 4, 2015

XL Group plc (Registrant)

By:	/s/ Kirstin Gould

Name: Kirstin Gould
Title: General Counsel and Secretary